------               U.S. SECURITIES &         ------------
          FORM 3              EXCHANGE COMMISSION         OMB APPROVAL
          ------            Washington, D.C.  20549       ------------

                                                  OMB Number       3235-0104
                                                  Expires:    April 30, 1997
                                                  Estimated average burden
                                                  hours per response . . 0.5

          INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    Section 17(a) of the Public Utility Holding Company Act of 1935 or
            Section 30(f) of the Investment Company Act of 1940
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1.   Name and Address of Reporting Person

           Kirby     Robert          P.
     ------------------------------------
         (Last)      (First)     (Middle)

               1621 Fifteenth Street
     ------------------------------------
                    (Street)

          Augusta    Georgia        30901
     ------------------------------------
         (City)      (State)   (ZIP)

2.   Date of Event Requiring Statement (MM/DD/YY)

     January 7, 1997
     --------------------------------------------

3.   IRS or Social Security Number of Reporting Person
     (Voluntary)

     ###-##-####
     -------------------------------------------------

4.   Issuer Name and Ticker or Trading Symbol

     Merry Land & Investment Company, Inc. (MRY)
     -------------------------------------------

5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

         X      Director             10% Owner
     ---------            ---------
                Officer              Other
     ---------            ---------
     (give title below)   (specify below)
     ------------------------------------------



     ------------------------------------------

6.   If Amendment, Date of Original (MM/DD/YY)

     N/A
     -----------------------------------------

1.   Title of Security   2.    Amount of          3.     Ownership Form:   4.   Nature of Indirect
     (Instr. 4)                Securities                Direct (D) or          Beneficial
                               Beneficially              Indirect (I)           Ownership
                               Owned (Instr. 4)          (Instr. 5)             (Instr. 5)
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

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                                 NONE
----------------------------------------------------------------------------------------------------

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
        Reminder: Report on a separate line for each class of securities Page 1 beneficially owned directly or indirectly. SEC 1473
                                             (Print or Type Responses) (8/92)

FORM 3 (continued)                      Table II - Derivative Securities Beneficially Owned                                  Page 2
                                   (e.g. puts, calls, warrants, options, convertible securities)
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                                                   3.   Title and Amount of
                                                        Securities                              5.   Ownership
                       2.   Date Exercisable and        Underlying                                   Form of
                            Expiration Date             Derivative Security                          Derivative
                            (MM/DD/YY)                  (Instr. 4)            4.   Conversion        Security:
                       ------------------------------------------------------      or                Direct (D)  6.   Nature of
1.   Title of                                                                      Exercise          or               Indirect
     Derivative                                                      Amount or     Price of          Indirect         Beneficial
     Security               Date         Expiration                  Number of     Derivative        (I)              Ownership
     (Instr. 4)             Exercisable    Date          Title       Shares        Security          (Instr. 5)       (Instr. 5)
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
                                      NONE
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

Explanation of Responses:



             /s/                                   January 13, 1997
    -------------------------------              --------------------
            ROBERT P. KIRBY                              Date
**Signature of Reporting Person


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                                                      Page 2
                                                                    SEC 1473
                                                                      (8/92)